UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NACEL ENERGY CORPORATION
(Exact name of Registrant as specified in its charter)

WYOMING	4911	20-4315791
(State or other Jurisdiction of	(Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification No.)

Nacel Energy Corporation
627 Sterling Dr.
Cheyenne, Wyoming	82009
(Name and address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: 307-461-4221

Approximate date of commencement of Proposed sale to the public: as soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered [1]	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee [2] [3]
Common Stock offered by the Company	400,000	$0.10	$40,000	$1.23
Common Stock underlying Warrant [4]	120,000	$.50	$60,000	$1.84
TOTAL				$3.07

(1)
In accordance with Rule 416(a), the registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(2)	Estimated in accordance with Rule 457(c) of the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee based on recent prices of private transactions.

(3)	Calculated under Section 6(b) of the Securities Act of 1933 as .0000307 of the aggregate offering price.

(4)	Represents shares of the registrant’s common stock being registered for resale that have been issued or will be issued to the selling shareholders named in this registration statement.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

PROSPECTUS

NACEL ENERGY CORPORATION
520,000 SHARES
COMMON STOCK

We are offering up to 400,000 shares of common stock at a price of $0.10 per share. This is a best effort, direct public offering being made without the involvement of any broker-dealers. There is no minimum offering. Funds will not be held in a separate escrow or similar account and will be available for use by us upon receipt. In the event the shares are not sold within 270 days, at our sole discretion, we may extend the offering for an additional 90 days.

In addition to our direct offering, we are also registering 120,000 shares underlying an outstanding Warrant to be sold by a selling shareholder. The Warrant may be exercised at any time until September 1, 2010 at a price of $.50 per share.

There are no underwriting commissions involved in this offering. We have agreed to pay all the costs of this offering. Selling shareholders will pay no offering expenses.

Prior to this offering, there has been no market for our securities. Our common stock is not now listed on any national securities exchange, the NASDAQ stock market, or the OTC Bulletin Board.  There is no guarantee that our securities will ever trade on the OTC Bulletin Board or other exchange.

This offering is highly speculative and these securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. See “Risk Factors” beginning on page 9.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is _________________ , 2007.

SUMMARY INFORMATION AND RISK FACTORS	5
Risk Factors	8
If we do not obtain additional financing, our business will fail.	8
Because we have not commenced business operations, we face a high risk of business failure.	8
Because our continuation as a going concern is in doubt, we will be forced to cease business operations unless we can generate profitable operations in the future.	8
If we are not able to obtain agreements with development partners for our wind or hydro turbine energy generation projects, our business will fail.	9
If we are not able to locate a suitable property with commercial wind or hydro resource potential, our business will fail.	9
If there is not a sufficient wind or water resource on any property we locate, our business will fail.	9
Even if we demonstrate a commercial wind or water resource on a property, future changes in weather patterns could negatively impact our business, reducing potential profitability or causing our business to fail.	9
Our ability to erect a power generating facility on a property will be contingent upon us obtaining environmental and municipal permits. If we cannot acquire these permits, our business will fail.	10
If we cannot find a party to purchase electricity from us on acceptable terms, we will not be able to establish a wind or hydro project and our business will fail.	10
Because our officers and director will own 45.6% of our outstanding common stock following this offering, they could exercise significant control over corporate decisions that may be disadvantageous to minority shareholders.	10
Because management does not have any technical experience in the wind energy sector, our business has a higher risk of failure.	10
Because we will incur significant costs complying with our obligations as a reporting issuer, our ability to attain profitable operations will be adversely impacted.	11
The persons responsible for managing our business, Messrs. Fleming and Lavery, may devote less than full time to our business, which may reduce our revenues.	11
Our management decisions are made by Mr. Murray Fleming and Mr. Brian Lavery; if we lose their services, our revenues may be reduced.	11
Due to the lack of a trading market for our securities, our shares are currently not liquid, and you may have difficulty selling any shares you purchase in this offering.	11
Our shares will be "penny stocks" as that term is generally defined in the Securities Exchange Act of 1934 to mean equity securities with a price of less than $5.00. Our shares thus will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock.	12
Sales of our common stock under Rule 144 could reduce the price of our stock.	13
Because we do not have an audit or compensation committee, shareholders will have to rely on the entire board of directors, all of which are not independent, to perform these functions.	13
USE OF PROCEEDS	13
DETERMINATION OF OFFERING PRICE	14
DILUTION	15
SELLING SHAREHOLDERS	15
PLAN OF DISTRIBUTION	16
LEGAL PROCEEDINGS	20
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS	20
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	21
DESCRIPTION OF SECURITIES	22
INTEREST OF NAMED EXPERTS	23
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES	23
DESCRIPTION OF BUSINESS	23
PLAN OF OPERATIONS	27
DESCRIPTION OF PROPERTY	28
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	28
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	28
EXECUTIVE COMPENSATION	31
FINANCIAL STATEMENTS	32
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	40

SUMMARY INFORMATION AND RISK FACTORS

You should carefully read all information in the prospectus, including the financial statements and their explanatory notes, under the Financial Statements prior to making an investment decision.

Organization

We were incorporated on February 7, 2006 under the laws of the state of Wyoming as Zephyr Energy Corporation. We changed our name to Nacel Energy Corporation on April 3, 2007. On July 1, 2006 we acquired 100% of the shares of 0758817 BC LTD and established a Canadian subsidiary. Our principal offices are located at 627 Sterling Drive, Cheyenne, Wyoming 82009. Our telephone number is 307-461-4221

Proposed Business

We intend to become a wind and hydro electric energy generation company. We intend to identify and evaluate the economic feasibility and resource potential of wind and hydro properties, predominantly in the States of Montana, Wyoming, Colorado, New Mexico, Texas, and in Canada, for the purposes of developing commercial scale wind and hydro turbine projects. We intend to participate in these projects with development partners and receive revenue from the sale of electric energy through our working interests in the partnerships. As of the time of this filing, we have not identified any suitable properties, project opportunities or development partners.

We are a development stage company that has generated no revenues from operations since our incorporation on February 7, 2006. We have incurred losses since our inception, have no operations and rely upon the sale of our securities and funds provided by management to cover expenses. In addition, our independent accountant has issued an opinion indicating that there is substantial doubt about our ability to continue as a going concern.

Since our inception, we have been primarily engaged in business planning activities, including researching wind and hydro energy technologies, developing our economic models and financial forecasts, performing due-diligence regarding potential development partners, investigating wind and hydro electric energy properties and project opportunities and raising capital.

Prior to generating any revenue from operations, we must complete the following steps:

1.	Site and Development Partner Identification and Agreement

2.	Due Diligence Data Collection to Determine Site Suitability

3.	Complete and Secure Approval of an Environmental Assessment

4.	Enter into Power Purchase Agreements

5.	Finalize Land Use or Acquisition Terms with Government or Private Land Owner

6.	Develop Access Roads to Our Site

7.	Complete Interconnection Studies Concerning Connection with Power Grid

8.	Complete Construction

We have not completed the work required on these steps. Additional financing must be obtained by us and our development partners to implement our business plan. There is no assurance that financing to cover the costs of implementing our business plan can be obtained.

The Offering

Securities Offered
We are offering up to 400,000 shares of common stock at a price of $0.10 per share. This is a best effort, direct public offering being made without the involvement of any broker-dealers. There is no minimum offering. Funds will not be held in a separate escrow or similar account and will be available for use by us upon receipt.

In addition to our direct offering, we are also registering 120,000 shares underlying an outstanding Warrant to be sold by a selling shareholder. The Warrant may be exercised at any time until September 1, 2010 at a price of $.50 per share.

Offering Period	The shares in the direct offering are being offered for a period not to exceed 270 days, unless extended by our Board of Directors for an additional 90 days.

Net Proceeds/Use of Proceeds
The net proceeds of our direct offering of the shares will be $40,000 and are expected to be used for expenses related to this initial public offering. Proceeds of the exercise of the Warrant are $60,000 and are expected to be used for expenses related to raising additional capital and operating expenses. See “Use of Proceeds.”

Number of Shares Outstanding Before the Offering	There are 550,000 shares outstanding as of May 1, 2007.

Number of Shares Outstanding After the Offering	1,070,000 assuming sale of all of the Shares offered by us and Shares offered by the Selling Stockholders upon full exercise of the Warrant

To be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. We have engaged in preliminary discussions with an NASD Market Maker to file our application on Form 211 with the NASD, but as of the date of this registration statement, no filing has been made. The current absence of a public market for our common stock may make it more difficult for you to sell shares of our common stock that you own.

Financial Summary

Because this is only a financial summary, it does not contain all the financial information that may be important to you. Therefore, you should carefully read all the information in this prospectus, including the financial statements and their explanatory notes before making an investment decision.

Consolidated Statement of Operations
February 7,
2006 (Inception)
Through
March 31,
2007

Net Loss	$28,221

Consolidated Balance Sheet
As of March 31, 2007

TOTAL ASSETS	$25,576
LIABILITIES: Shareholder Line of Credit	$52,449
Total Stockholders’ Deficit	(26,873)
TOTAL LIABILITIES AND EQUITY	$25,576

Risk Factors

In addition to the other information provided in this prospectus, you should carefully consider the following risk factors in evaluating our business before purchasing any of our common stock.

If we do not obtain additional financing, our business will fail.

We have determined our current operating funds are not sufficient to complete our intended business objectives. As of March 31, 2007, we had cash on hand in the amount of approximately $20,258. The net proceeds of our direct offering of the shares are estimated at $40,000 and are expected to be used for expenses related to this initial public offering. Proceeds of the exercise of the Warrant are $60,000 and are expected to be used for expenses related to raising additional capital and our operating expenses. We will have to allocate additional capital for our share of the development costs of any wind or hydro project we enter into. Our current cash on hand will not cover these costs. We will therefore need to raise additional capital in order to cover the costs of implementing our business plan.

We do not currently have any arrangements for financing and may not be able to find such financing if required. We currently do not have any operations and we have no income.

The most likely sources of future funds that will be available to us are through debt financing and through the sale of equity capital. We will only be able to secure debt financing for project development if we are able to prove that a wind or hydro project would be economically feasible to develop and operate.

We do not have any arrangements in place for debt financing or the sale of our securities.

Because we have not commenced business operations, we face a high risk of business failure.

We have not yet commenced business operations and accordingly, we have no way to evaluate the likelihood that our business will be successful. We were incorporated on February 7, 2006 and to date have been involved primarily in business planning activities, including researching wind and hydro energy technologies, developing our economic models and financial forecasts, performing due-diligence regarding potential development partners, investigating wind and hydro electric energy properties and project opportunities and raising capital.

Potential investors should be aware of the difficulties normally encountered by development stage companies and the high rate of failure of such enterprises. Prior to earning revenue from operations, of which there is no assurance, we will likely incur costs of at least $2,000,000. We therefore expect to incur significant losses in the foreseeable future. If we are unable to find development partners, obtain an interest in a suitable property and erect a wind or hydro turbine on it, we will not earn profits or be able to continue operations.

Because our continuation as a going concern is in doubt, we will be forced to cease business operations unless we can generate profitable operations in the future.

We have incurred losses since our inception. Further losses are anticipated in the development of our business. As a result, there is substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is dependent upon our ability to generate profitable operations in the future and/or to obtain the necessary financing to meet our obligations and repay our liabilities arising from normal business operations when they come due. If we cannot raise additional capital to meet our obligations, we will be insolvent and will cease business operations.

If we are not able to obtain agreements with development partners for our wind or hydro turbine energy generation projects, our business will fail.

We anticipate that we will develop energy generation projects only with development partners. As of the date of this filing, we have not entered into a formal agreement with any development partners to study, develop or operate a specific project.

Even if we are able to reach an agreement with a development partner, we may not be able to obtain the financing necessary to complete the project. If we are unable locate suitable development partners or to develop an economically viable project, our business will fail.

If we are not able to locate a suitable property with commercial wind or hydro resource potential, our business will fail.

We have not entered into an agreement to place monitoring equipment on a specific property to determine whether it possesses a commercial wind or hydro resource to justify the erection of wind or hydro turbines. A wind resource on a property is measured by erecting a meteorological tower at the intended location that determines wind speeds and variances over the course of a year. A water resource is demonstrated by placing an acoustic current measuring device that determines water flows and variances at the intended location over the course of a year.

Even if we are able to determine that a commercial wind or hydro resource exists, we do not have the funds currently and may not be able to obtain the financing necessary in the future to complete its lease or purchase. If we are unable to acquire a suitable property interest with commercial wind or hydro resource potential, our business will fail.

If there is not a sufficient wind or water resource on any property we locate, our business will fail.

Unless we can arrange additional financing, the success of our business plan is dependent upon demonstrating a commercial wind or water resource from data retrieved only from a single or very limited number of locations. If we cannot successfully demonstrate a commercial wind or water resource on any property we locate our business plan will fail.

Even if we demonstrate a commercial wind or water resource on a property, future changes in weather patterns could negatively impact our business, reducing potential profitability or causing our business to fail.

Changes in weather patterns may affect our ability to operate a wind or water electric energy project on any property we acquire. Wind data that we collect from a meteorological tower may vary from results actually achieved when a wind turbine is installed. Similarly, water flow data that we collect may differ from the actual results when water power turbines are installed. Changing global environmental and weather conditions may also affect the reliability of the data relating to a property.

Any wind or water resource that we develop, no matter where it is located, would be subject to variations in wind or water and changes in worldwide climatic conditions. Sudden or unexpected changes in environmental and meteorological conditions could reduce the productivity of our wind or water projects. Climatic weather patterns, whether seasonal or for an extended period of time, resulting in lower, inadequate and/or inconsistent wind speed or water to propel the wind or water turbines may render our projects incapable of generating adequate, or any, electric energy.

Our ability to erect a power generating facility on a property will be contingent upon us obtaining environmental and municipal permits. If we cannot acquire these permits, our business will fail.

In order to erect wind or hydro electric turbines on a property, we must excavate portions of the land and install concrete and mechanical structures. Before we commence this, we will need to obtain environmental and municipal permits from the government and the town responsible for the property interest we acquire. Depending on environmental impact, our proposed land disturbance may be unacceptable to these government bodies. In addition, the wind or hydro electric turbines themselves may be seen to have a negative impact on the environment or the aesthetics of the region. These factors may prevent us from obtaining necessary permits. In such circumstances, we would be forced to abandon our business plan.

If we cannot find a party to purchase electricity from us on acceptable terms, we will not be able to establish a wind or hydro project and our business will fail.

Even if we demonstrate a significant wind or water resource on a property we locate and that we obtain an interest in, we may not be able to secure a purchaser for any electricity that we produce on acceptable terms. Without a purchaser for electricity that we potentially produce from a wind or hydro turbine project, we will not be able to proceed with our business plan.

Because our officers and director will own 57.9% of our outstanding common stock following this offering, they could exercise significant control over corporate decisions that may be disadvantageous to minority shareholders.

Our officers and director, Murray Fleming and Brian Lavery, will own approximately 57.9% of the outstanding shares of our common stock assuming sale of all shares of stock by us and no exercise of the selling stockholder’s Warrant. Accordingly, they will have a significant influence in determining the outcome of all corporate transactions or other matters, including mergers, consolidations, and the sale of all or substantially all of our assets. They will also have the power to influence a change in control. The interests of our officers and director may differ from the interests of the other stockholders and thus result in corporate decisions that are disadvantageous to other shareholders.

Because management does not have any technical experience in the wind energy sector, our business has a higher risk of failure.

While management has training and experience in project estimating, cost accounting, scheduling and construction management in the field of hydro electric energy development, management does not have technical training in the field of wind energy operations. As a result, we may not be able to recognize and take advantage of opportunities in the in the wind energy sector without the aid of qualified consultants. As well, with no direct training or experience, our management may not be fully aware of the specific requirements related to working in the wind energy industry. Management’s decisions and choices may not be well thought out and our operations, earnings and ultimate financial success may suffer irreparable harm as a result.

Because we will incur significant costs complying with our obligations as a reporting issuer, our ability to attain profitable operations will be adversely impacted.

Upon the effectiveness of our registration statement, we will be required to file periodic reports with the Securities & Exchange Commission, including financial statements and disclosure regarding changes in our operations. We anticipate that we will incur approximately $25,000 per year in order to comply with these reporting requirements. As our operations become more complex, it is anticipated that these costs will increase. These compliance costs will be charged to operations and will negatively impact our ability to attain profitable operations.

The persons responsible for managing our business, Messrs. Fleming and Lavery, may devote less than full time to our business, which may reduce our revenues.

We currently have no employees other than Messrs. Fleming and Lavery. In his capacity as Secretary/Treasurer/Director, Mr. Fleming’s time is split between his position of owner of The National Shareholder Services Company and Before The Bell Publishing LLC, to which he currently devotes 20 hours per week, and Secretary, Treasurer and Director of Nacel Energy Corporation, to which he currently devotes 30 hours per week. He anticipates that during the next 12 months he will devote approximately 70% of his time to our business. Mr. Lavery’s time is split between his position of project controls specialist with Fluor Corporation, to which he currently devotes 40 hours per week, and his position of President of Nacel Energy Corporation, to which he currently devotes 8 hours per week. He anticipates that during the next 12 months he will devote approximately 20% of his time to our business. Messrs. Fleming and Lavery may not be able to devote the time necessary to our business to assure successful implementation of our business plan.

Our management decisions are made by Mr. Murray Fleming and Mr. Brian Lavery; if we lose their services, our revenues may be reduced.

The success of our business is dependent upon the expertise of management, Mr. Murray Fleming and Mr. Brian Lavery. Because Mr. Murray Fleming and Mr. Brian Lavery are essential to our operations, you must rely on their management decisions. We have not obtained any key person life insurance relating to them. If we lose their services, we may not be able to hire and retain other management with comparable experience. As a result, the loss of Mr. Murray Fleming’s or Mr. Brian Lavery’s services could reduce our revenues.

Due to the lack of a trading market for our securities, our shares are currently not liquid, and you may have difficulty selling any shares you purchase in this offering.

We are not registered on any public stock exchange. There is presently no demand for our common stock and no public market exists for the shares being offered in this prospectus. We plan to contact a market maker immediately following the effectiveness of our Registration Statement and apply to have the shares quoted on the OTC Electronic Bulletin Board (OTCBB). The OTCBB is a regulated quotation service that displays real-time quotes, last sale prices and volume information in over-the-counter (OTC) securities. The OTCBB is not an issuer listing service, market or exchange. Although the OTCBB does not have any listing requirements per se, to be eligible for quotation on the OTCBB, issuers must remain current in their filings with the SEC. Market makers are not permitted to begin quotation of a security whose issuer does not meet this filing requirement. Securities already quoted on the OTCBB that become delinquent in their required filings will be removed following a 30 or 60 day grace period if they do not make their required filing during that time. As of the date of this filing, we have engaged in discussions with Spartan Securities Group LLC concerning the filing of Form 211 with the NASD to qualify our securities for quotation on the OTCBB. We cannot guarantee that this application will be accepted or approved and our stock listed and quoted for sale or that a future trading market for our securities may not develop. If no market is ever developed for our common stock, it will be difficult for you to sell any shares you purchase in this offering. In such a case, you may find that you are unable to achieve any benefit from your investment or liquidate your shares without considerable delay, if at all. In addition, if we fail to have our common stock quoted on a public trading market, your common stock will not have a quantifiable value and it may be difficult, if not impossible, to ever resell your shares, resulting in an inability to realize any value from your investment. Restrictions on the sale of our stock as a Penny Stock may limit your ability to resell or a prospective purchaser to purchase any shares you acquire in this offering.

Our shares will be "penny stocks" as that term is generally defined in the Securities Exchange Act of 1934 to mean equity securities with a price of less than $5.00. Our shares thus will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock.

Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer or accredited investor must make a special suitability determination regarding the purchaser and must receive the purchaser's written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt. Generally, an individual with a net worth in excess of $1,000,000, or annual income exceeding $200,000 individually or $300,000 together with his or her spouse, is considered an accredited investor. In addition, under the penny stock regulations the broker-dealer is required to:

•
Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;

•	Disclose commissions payable to the broker-dealer and our registered representatives and current bid and offer quotations for the securities;

•
Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer's account, the account's value and information regarding the limited market in penny stocks; and

•
Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction, prior to conducting any penny stock transaction in the customer's account.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling shareholders or other holders to sell their shares in the secondary market and have the effect of reducing the level of trading activity in the secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities, if our securities become publicly traded. In addition, the liquidity for our securities may be decreased, with a corresponding decrease in the price of our securities. Our shares in all probability will be subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.

Sales of our common stock under Rule 144 could reduce the price of our stock.

All of 550,000 shares of our common stock held by affiliates are restricted securities under Rule 144 of the Securities Act of 1933. None of our shares held by affiliates are currently eligible for resale until 90 days after the effective date of this registration statement. In general, persons holding restricted securities, including affiliates, must hold their shares for a period of at least one year, may not sell more than one percent of the total issued and outstanding shares in any 90-day period, and must resell the shares in an unsolicited brokerage transaction at the market price. These restrictions do not apply to resales under Rule 144(k). The availability for sale of substantial amounts of common stock under Rule 144 could reduce prevailing market prices for our securities.

Because we do not have an audit or compensation committee, shareholders will have to rely on the entire board of directors, all of which are not independent, to perform these functions.

We do not have an audit or compensation committee comprised of independent directors. Indeed, we do not have any audit or compensation committee. These functions are performed by the board of directors as a whole. The sole member of the board of directors is not an independent director. Thus, there is a potential conflict in that board members who are management will participate in discussions concerning management compensation and audit issues that may affect management decisions.

Special Information Regarding Forward Looking Statements

Some of the statements in this prospectus are “forward-looking statements.” These forward-looking statements involve certain known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, among others, the factors set forth above under “Risk Factors.” The words “believe,” “expect,” “anticipate,” “intend,” “plan,” and similar expressions identify forward-looking statements. We caution you not to place undue reliance on these forward-looking statements. We undertake no obligation to update and revise any forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements in this document to reflect any future or developments. However, the Private Securities Litigation Reform Act of 1995 is not available to us as a penny stock issuer and thus we may not rely on the statutory safe harbor from liability for forward-looking statements. Further, Section 27A(b)(2)(D) of the Securities Act and Section 21E(b)(2)(D) of the Securities Exchange Act expressly state that the safe harbor for forward looking statements does not apply to statements made in connection with this offering.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares offered by the selling shareholders.
The net proceeds of our direct offering of the shares will be $40,000, and are expected to be used for expenses related to this initial public offering. Proceeds of the exercise of the Warrant are $60,000 and are expected to be used for expenses related to raising additional capital and our operating expenses.

No proceeds will be paid as compensation to officers and directors.

Pending application by us of the net proceeds, such proceeds may be invested in short-term, interest-bearing instruments.

DETERMINATION OF OFFERING PRICE

The price of the shares we are offering was arbitrarily determined by us. The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value. Among the factors considered were:

•	our lack of operating history;

•	the proceeds to be raised by the offering; and

•	the price we believe a purchaser is willing to pay for our stock

DILUTION

COMPLETE THIS ENTIRE SECTION

As of March 31, 2007, the net tangible book value of our shares of Common Stock was $(26,873) or approximately $(.05) per share based upon 550,000 shares outstanding. The tables below assume the sale of all stock now owned by selling stockholders no exercise of the Warrants.

Upon completion of our direct offering, in the event all of the shares are sold, the net tangible book value of the 950,000 shares to be outstanding will be $13,127, or approximately $0.01 per share. The amount of dilution you will incur will be $0.09 per share. The net tangible book value of the shares held by our existing shareholder will be increased by $0.06 per share without any additional investment on their part. You will incur an immediate dilution from $0.10 per share to $0.01 per share. After completion of this offering, the new shareholders will own approximately 42.1% of the total number of shares then outstanding for which they will have made a cash investment of $40,000, or $.10 per share. Our existing shareholders (assuming they don’t sell any shares) will own approximately 57.9% of the total number of shares then outstanding, for which they have made contributions of cash, totaling $0, or $0.00 per share upon formation of the company.

The following table compares the differences of your investment in our shares with the investment of our existing stockholders.

Existing stockholders if all of the shares are sold:

Price per share	$0.00
Net tangible book value per share before offering	$(0.05)
Potential gain to existing shareholders per share	$0.06
Net tangible book value per share after offering	$0.01

Increase to present stockholders in net tangible	$0.06
book value per share after offering
Capital contributions	$0.00
Number of shares outstanding before the offering	550,000
Number of shares after offering held by existing stockholders	550,000
Percentage of ownership after offering	57.9%

Purchasers of shares in this offering;
Price per share	$.10
Dilution per share	$.09
Capital contributions	$40,000
Number of shares after offering held by public investors	400,000
Percentage of ownership after offering	42.1%

SELLING SHAREHOLDERS

The selling shareholder named below is selling securities. The table assumes that all of the securities will be sold in this offering. However, any or all of the securities listed below may be retained by the selling shareholder, and therefore, no accurate forecast can be made as to the number of securities that will be held by the selling shareholder upon termination of this offering. This selling shareholder acquired the warrant by purchase in a single private placement exempt from registration under section 4(2) of the Securities Act of 1933 in April 2007. We believe that the selling shareholder listed in the table has sole voting and investment powers with respect to the securities indicated. The selling shareholder is not a broker-dealer or affiliate of a broker-dealer. The selling shareholder does not have any relationship with us. To the extent that any successor(s) to the named selling shareholder below wishes to sell under this prospectus, we must file a prospectus supplement identifying such successors as selling shareholders.

Name	Total Shares Owned	Total Shares under Warrant	Shares Registered	Percentage Before Offering (1)	Percentage After Offering (2)	Relationship to us
Diana Sanchez; Real Capital Management,SA.	0	120,000	120,000	0	0	None

[1]	Calculation excludes exercise of warrant.

[2]	Assuming sale of all shares registered hereunder assuming full exercise of warrant.

PLAN OF DISTRIBUTION

Direct Public Offering

We are offering up to 400,000 shares of common stock on a direct public offering, without any involvement of underwriters or broker-dealers, on a “best effort,” no minimum basis. The offering price is $.10 per share. The shares are being offered for a period not to exceed 270 days, unless extended by our Board of Directors for an additional 90 days.

We will sell the shares in this offering through Brian Lavery, President, and Murray Fleming, Secretary/Treasurer. They will receive no commission from the sale of the shares. They will not register as broker-dealers under Section 15 of the Exchange Act in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker-dealer. The conditions are that:

1.	The person is not statutorily disqualified, as that term is defined in Section 3(a)(39) of the Exchange Act, at the time of his participation; and,

2.	The person is not compensated in connection with his or her participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

3.	The person is not at the time of their participation, an associated person of a broker-dealer; and,

4.
The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he or she (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding 12 months; and (C) does not participate in selling and offering of securities for any issuer more than once every 12 months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

Our President and Secretary/Treasurer are not statutorily disqualified, are not being compensated, and are not associated with a broker-dealer. They are and will continue to be our President and Secretary/Treasurer at the end of the offering and have not been during the last twelve months, and are currently not, broker-dealers or associated with a broker-dealer. They have not during the last twelve months and will not in the next twelve months offer or sell securities for another corporation.

Only after our Prospectus is declared effective by the Securities and Exchange Commission, do we intend to distribute this Prospectus to potential investors through personal meetings with persons know to management. We will not utilize the Internet to advertise our offering.

Section 15(g) of the Exchange Act

Our shares are covered by Section 15(g) of the Exchange Act, and Rules 15g-1 through 15g-6 promulgated thereunder. They impose additional sales practice requirements on broker-dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses).

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker-dealer transactions in penny stocks unless the broker-dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker-dealer to engage in a penny stock transaction unless the broker-dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker-dealers from completing penny stock transactions for a customer unless the broker-dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker-dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker-dealers selling penny stocks to provide their customers with monthly account statements.

Rule 15g-9 requires broker-dealers to approved the transaction for the customer's account; obtain a written agreement from the customer setting forth the identity and quantity of the stock being purchased; obtain from the customer information regarding his investment experience; make a determination that the investment is suitable for the investor; deliver to the customer a written statement for the basis for the suitability determination; notify the customer of his rights and remedies in cases of fraud in penny stock transactions; and, the NASD’s toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker-dealers and their associated persons.

The application of the penny stock rules may affect your ability to resell your shares.

Offering Period and Expiration Date

This offering will start on the date this prospectus is declared effective and continue for a period of up to 180 days, and an additional 90 days, if so elected by our Board of Directors.

Procedures for Subscribing

If you decide to subscribe for any shares in this offering, you must

1.	Execute and deliver a share subscription agreement; and

2.	Deliver a check or certified funds to us for acceptance or rejection.

All checks for subscriptions must be made payable to Nacel Energy Corporation.

Right to Reject Subscriptions

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions.

Sales by a Selling Stockholder

We are also registering an additional 120,000 shares of common stock underlying a warrant, held by a selling stockholder. We do not anticipate that the selling shareholder will acquire the shares underlying this warrant until our shares are quoted on the OTC Bulletin Board and will be sold thereafter at prevailing market prices or privately negotiated prices. We will not receive proceeds from the sale of shares from the selling shareholder.

The securities offered by this prospectus will be sold by the selling shareholder. We are not aware of any underwriting arrangements that have been entered into by the selling shareholder. The distribution of the securities by the selling shareholder may be effected in one or more transactions that may take place in the over-the-counter market, including broker's transactions or privately negotiated transactions.

The selling shareholder may pledge all or a portion of the securities owned as collateral for margin accounts or in loan transactions, and the securities may be resold pursuant to the terms of such pledges, margin accounts or loan transactions. Upon default by such selling shareholder, the pledge in such loan transaction would have the same rights of sale as the selling shareholder under this prospectus. The selling shareholder may also enter into exchange traded listed option transactions, which require the delivery of the securities listed under this prospectus. After our securities are qualified for quotation on the over the counter bulletin board, the selling shareholder may also transfer securities owned in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer without consideration, and upon any such transfer the transferee would have the same rights of sale as such selling shareholder under this prospectus.

In addition to the above, the selling shareholder will be affected by the applicable provisions of the Securities Exchange Act of 1934, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the securities by the selling shareholder or any such other person. We have instructed the selling shareholder that they many not purchase any of our securities while they are selling shares under this registration statement.

Upon this registration statement being declared effective, the selling shareholder may offer and sell shares from time to time until all of the shares registered are sold; however, this offering may not extend beyond two years from the initial effective date of this registration statement.

There can be no assurances that the selling shareholder will sell any or all of the securities. In various states, the securities may not be sold unless these securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

All of the foregoing may affect the marketability of our securities. Pursuant to oral promises we made to the selling shareholder, we will pay all the fees and expenses incident to the registration of the securities.

Should any substantial change occur regarding the status or other matters concerning the selling shareholders, or us we will file a post-effective amendment to this registration statement disclosing such matters.

Should any substantial change occur regarding the status or other matters concerning the selling shareholders or us, we will file a post-effective amendment disclosing such matters.

OTC Bulletin Board Considerations

To be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. We have engaged in preliminary discussions with an NASD Market Maker to file our application on Form 211 with the NASD, but as of the date of this prospectus, no filing has been made. Based upon our counsel’s prior experience, we anticipate that after this registration statement is declared effective, it will take approximately 2 - 8 weeks for the NASD to issue a trading symbol.

The OTC Bulletin Board is separate and distinct from the NASDAQ stock market. NASDAQ has no business relationship with issuers of securities quoted on the OTC Bulletin Board. The SEC’s order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the OTC Bulletin Board.

Although the NASDAQ stock market has rigorous listing standards to ensure the high quality of its issuers, and can delist issuers for not meeting those standards, the OTC Bulletin Board has no listing standards. Rather, it is the market maker who chooses to quote a security on the system, files the application, and is obligated to comply with keeping information about the issuer in its files. The NASD cannot deny an application by a market maker to quote the stock of a company. The only requirement for inclusion in the bulletin board is that the issuer be current in its reporting requirements with the SEC.

Although we anticipate listing on the OTC Bulletin board will increase liquidity for our stock, investors may have greater difficulty in getting orders filled because it is anticipated that if our stock trades on a public market, it initially will trade on the OTC Bulletin Board rather than on NASDAQ. Investors’ orders may be filled at a price much different than expected when an order is placed. Trading activity in general is not conducted as efficiently and effectively as with NASDAQ-listed securities.

Investors must contact a broker-dealer to trade OTC Bulletin Board securities. Investors do not have direct access to the bulletin board service. For bulletin board securities, there only has to be one market maker.

Bulletin board transactions are conducted almost entirely manually. Because there are no automated systems for negotiating trades on the bulletin board, they are conducted via telephone. In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. Therefore, when investors place market orders - an order to buy or sell a specific number of shares at the current market price - it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and getting execution.

Because bulletin board stocks are usually not followed by analysts, there may be lower trading volume than for NASDAQ-listed securities.

Pursuant to NASD Rule 2710(b)(1), Rule 2710(b)(6), and Notice to Members 88-101, the maximum compensation to NASD member firms will not exceed 8% of the maximum proceeds. No NASD member firm has been retained by us or any Selling Stockholder to act in any capacity in connection with this offering. The NASD Market Maker who files the Form 211 will make all appropriate filings with the NASD before selling any securities for the account of any Selling Shareholder.

LEGAL PROCEEDINGS

There are no pending or threatened lawsuits against us.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

The board of directors elects our executive officers annually. A majority vote of the directors who are in office is required to fill vacancies. Each director shall be elected for the term of one year, and until his successor is elected and qualified, or until his earlier resignation or removal. Our directors and executive officers are as follows:

Name	Age	Position
Murray S. Fleming	44	Secretary, Treasurer and Director
Brian M. Lavery	45	President

Murray S. Fleming joined Nacel Energy on February 9th 2006 and is currently Secretary, Treasurer And Director. From May 2005 to July 2005, he was president and chief executive officer of Iguana Ventures an exploration stage company engaged in the acquisition and exploration of resource properties. From February 2005 to present, he has been the owner of the National Shareholder Services Company and Before The Bell Publishing LLC, organizations which provide investor relations and communications services to energy and resource companies. From July 2004 to January 2005, he was a business development executive with Skyline Investor Relations, an organization which provides investor relations and communications services to energy and resource companies. From November 2003 to June 2004, he was a business development executive with Telus, an organization which provides data and telecommunications networks. From August 2000 to September 2003, he was a business development executive with BCE, an organization which provides data and telecommunications networks. In 1986, he earned a Bachelor of Arts in Economics & Environmental Studies from the University of Victoria.

Brian M Lavery joined Nacel Energy on February 9th 2006 and is currently President. From February 2003 to present, he has been project controls specialist with Fluor Corporation, an organization which provides commercial and industrial engineering, construction and project management services. From May 2004 to November 2004, he was project manager with FRPD Limited, an organization which provides in marine engineering, construction and project management services. From October 2002 to March 2004, he was commercial manager, industrial construction with Walter Bau AG, an organization specializing in commercial and industrial engineering, construction and project management. During his tenure he was assigned to the 3.8mW Mears Creek “run of river” hydro-electric energy project. In 1989, he was industrial project manager with Cana Limited, an organization which provides commercial and industrial engineering, construction and project management services. During his tenure he was assigned to the 2730mW GM Shrum hydro-electric energy turbine retro-fit project. In 2001, he earned a Master’s degree in Business Administration from Simon Fraser University. In 1987, he earned a Bachelor of Arts in Economics from the University of British Columbia. In 1984, he received his card in the International Association of Machinists.

Mr. Fleming’s time is split between his position of owner of The National Shareholder Services Company and Before The Bell Publishing LLC, to which he currently devotes 20 hours per week, and Secretary, Treasurer and Director of Nacel Energy Corporation, to which he currently devotes 30 hours per week. Mr. Lavery’s time is split between his position of project controls specialist with Fluor Corporation, to which he currently devotes 40 hours per week, and his position of president of Nacel Energy Corporation, to which he currently devotes 8 hours per week.

Family Relationships

There are no family relationships among our officers or directors.

Legal Proceedings

No officer, director, or persons nominated for such positions, promoter or significant employee has been involved in the last five years in any of the following:

•	Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

•	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

•
Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and

•
Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth the ownership, as of the date of this prospectus, of our common stock by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, our directors, and our executive officers and directors as a group. There are not any pending or anticipated arrangements that may cause a change in control.

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the Securities and Exchange Commission and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security.

A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right. More than one person may be deemed to be a beneficial owner of the same securities. The percentage of beneficial ownership by any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable common share property laws, we believe that the beneficial owners of our common stock listed below have sole voting and investment power with respect to the shares shown. The business address of the shareholders set forth below is 232 South Jefferson Street, Sheridan, Wyoming 82801.

Name	Total Shares Owned	Percentage Before Offering (1)	Percentage After Offering (2)
Murray Fleming	500,000	90.9	52.6
Brian Lavery	50,000	9.1	5.3
All executive officers and directors as a group [2 persons]	550,000	100	57.9

[1]	Calculation excludes exercise of warrant.

[2]	Assuming sale of all shares registered hereunder but assumes no exercise of warrant.

This table is based upon information derived from our stock records. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the shareholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned. Except as set forth above, applicable percentages are based upon 550,000 shares of common stock outstanding as of March 31, 2007.

DESCRIPTION OF SECURITIES

The following description as a summary of the material terms of the provisions of our Articles of Incorporation and Bylaws. The Articles of Incorporation and Bylaws have been filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

We are authorized to issue 5 million shares of stock of which 5 million are designated common stock with $.001 par value per share. As of the date of this registration statement, there were 550,000 shares of common stock issued and outstanding held by 2 shareholders of record.

Each share of common stock entitles the holder to one vote, either in person or by proxy, at meetings of shareholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the shareholders of our common stock who hold, in the aggregate, more than fifty percent of the total voting rights can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any of such directors. The vote of the holders of a majority of the issued and outstanding shares of common stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law.

Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available. We have not paid any dividends since our inception, and we presently anticipate that all earnings, if any, will be retained for development of our business until our fiscal year 2008-9 at which time we intend to declare a dividend. Any future declaration of dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

Holders of our common stock have no preemptive rights or other subscription rights, conversion rights, redemption or sinking fund provisions. Upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities. There are not any provisions in our Articles of Incorporation or our Bylaws that would prevent or delay change in our control.

INTEREST OF NAMED EXPERTS

The financial statements for the year ended March 31, 2007 and the periods from February 7, 2006 (inception) through March 31, 2006 and March 31, 2007 included in this prospectus have been audited by Malone & Bailey, P.C. which are independent registered certified public accountants, to the extent and for the periods set forth in its report and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES

Our Bylaws, subject to the provisions of Wyoming law, contain provisions which allow the corporation to indemnify any person against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to us if it is determined that person acted in good faith and in a manner which he reasonably believed was in the best interest of the corporation. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

DESCRIPTION OF BUSINESS

Organization

We were incorporated on February 7, 2006 under the laws of the state of Wyoming as Zephyr Energy Corporation. We changed our name to Nacel Energy Corporation on April 3, 2007. On July 1, 2006 we acquired 100% of the shares of 0758817 BC LTD and established a Canadian subsidiary. Our principal offices are located at 627 Sterling Drive, Cheyenne, Wyoming 82009. Our telephone number is 307-461-4221.

Proposed Business

We intend to become a wind and hydro electric energy generation company. We intend to identify and evaluate the economic feasibility and resource potential of wind and hydro properties, predominantly in the States of Montana, Wyoming, Colorado, New Mexico, Texas and in Canada, for the purposes of developing commercial scale wind and hydro turbine projects. We intend to participate in these projects with development partners and receive revenue from the sale of electric energy through our working interests in the partnerships. As of the time of this filing, we have not identified any suitable properties, project opportunities or development partners.

We are a development stage company that has generated no revenues from operations since our incorporation on February 7, 2006. We have incurred losses since our inception, have no operations and rely upon the sale of our securities and funds provided by management to cover expenses. In addition, our independent accountant has issued an opinion indicating that there is substantial doubt about our ability to continue as a going concern.

Since our inception, we have been primarily engaged in business planning activities, including researching wind and hydro energy technologies, developing our economic models and financial forecasts, performing due-diligence regarding potential development partners, investigating wind and hydro electric energy properties and project opportunities and raising capital.

Prior to generating any revenue from operations, we must first enter into an agreement with a development partner and locate and obtain an interest in a property with potential for a commercial wind or hydro electric energy project. Then, we must perform a detailed study of the wind and hydro resource of that property and if that resource study is positive we must complete a detailed construction cost estimate. If that cost estimate determines that exploiting the resource on the property is economically feasible, we must then obtain the necessary capital to construct the project. If sufficient wind or hydro resources exist and the construction estimate is economic and we obtain the necessary capital to construct the project, we must still further negotiate and execute an agreement for the purchase of the electric energy generated by the wind or hydro turbines to be constructed on the property. Only then, if all of the steps are completed above, can we obtain the necessary permits and conduct the environmental before construction takes place and connection to the electrical grid established.

Additional financing must be obtained by us and our development partners to implement our business plan. There is no assurance that financing to cover the costs of implementing our business plan can be obtained. We do not have any current plans to raise these funds.

Stages of Development

We have identified nine stages of development for our wind and hydro electric energy projects.

1.
Site and Development Partner Identification and Agreement — Identify regions that are economically viable for wind or hydro turbine development and development partners that would be appropriate for a particular project. We would then have to finalize an agreement with a development partner before proceeding.

2.
Data Collection — For the wind energy projects this involves location mapping and wind resource data monitoring and collection using meteorological instruments. For hydro-electric projects, this involves location mapping and water resource data monitoring and collection using acoustical current instruments.

3.
Environmental Assessment — Pursuant to relevant government regulations, wind energy projects and hydro electric energy projects meeting specified thresholds must be acknowledged in general by the relevant governmental regulatory authority. A document containing General Terms is then developed, in cooperation with various responsible government agencies, which could include a process of consultation with the general public. The application eventually submitted to the relevant authority details sufficient information on which to fully assess the environmental and social impact of the proposed project.

Following acceptance of the General Terms document, fieldwork and preliminary design work are conducted. In general, an application will not be accepted until a formal review process commences, at which time all information required under the General Terms document to conduct a full assessment has been collected and assembled.

4.
Power Purchase Agreements — At this stage we would respond to Requests for Proposals issued by utility companies in the area in which the project is located in order to obtain power purchase agreements.

5.	Site--Finalization of land lease or acquisition terms with government or private land owner

6.
Access — Wind and hydro electric energy sites permitted to us in general will be located in remote areas and require road construction for access. This access will be gated to prevent the inappropriate use of the roads near to potentially environmentally sensitive areas.

7.
Interconnection Studies — At this stage, we will retain engineering consultants to conduct studies on interconnecting our wind or hydro electric energy projects to the relevant transmission grid. Each wind power or hydro electric energy project requires a separate interconnection study.

8.
Construction — Once financing arrangements are made, the time allotted for the construction phase depends on the speed of regulatory permitting, the rate of road construction for remote areas and weather conditions. We estimate constructing a typical 1.5mW modern wind turbine as part of an overall project ranges between 18 and 24 months. For run of river hydro electric energy projects, we estimate construction time at 30 months.

9.
Operation — This phase of project development involves working with the supplier of wind or hydro electric energy turbines to optimize generation performance. Maintenance schedules and training will be facilitated by the wind or hydro turbine manufacturer and us.

We intend to carry out all stages of development in conjunction with development partners and consultants. The environmental assessment process is extremely unpredictable and accordingly it is not possible at this point to predict if and when we will ever advance beyond the stage of development indicated in item three above. Accordingly it is not possible to predict when we will enter the operational stage of development indicated in item nine above, or when revenues will be generated.

The Independent Power Generation Industry and Regulation

Regulated publicly and privately owned utility companies have traditionally dominated the North American electricity generation business, using hydroelectric, nuclear or fossil fuel facilities to generate electricity. While regulated utilities continue to dominate the power market in North America, we believe based upon management’s knowledge of the industry that independent power producers have acquired greater market share as a consequence of progressive deregulation.

We believe that environmental concerns, rapid growth in anticipated electric energy demand, rising electric energy rates, new technologies and growing international competition in the late 1980s led to government policies designed to encourage the supply of electric energy from independent power producers. However, the United States has not signed the Kyoto Protocol, a commitment to develop clean, renewable energy in order to sustain future energy needs, which may inhibit our ability to implement our business plan.

Nonetheless, we believe that the potential for new projects may be enhanced by the move to more deregulated competition in the United States and the ability after partial deregulation for other electric energy producers to deliver and sell electric energy to third parties. Certain customers may be interested in purchasing environmentally friendly or “green” energy and potential sources would include independent producers such as us.

Competitive Business Conditions

Several developers with existing generating facilities and new developers with current land holdings are engaged in the same business that we intend to enter.

We will be competing with these other independent power producers for new transmission and supply contracts. As well, we will be competing with traditional coal, oil and natural gas fossil fuel producers whom are able to generate and supply electric energy to customers, generally at a less expensive price to ours and with existing transmission and supply contracts already in place

Our competitive advantage will be providing energy generated without greenhouse gas emissions associated with traditional fossil fuels, but at a price superior to other environmentally friendly sources of energy like solar or bio-fuels. However, if electricity purchasers are not prepared to pay higher prices for wind or water generated electric energy than for traditional fossil fuel generated electric energy, our ability to execute a power purchase agreement that will result in our profitability will be questionable.

Research and Development Expenditures

We have not incurred any other research or development expenditures since our incorporation.

Subsidiaries

On July 1, 2006 we acquired 100% of the shares of 0758817 BC LTD and established a Canadian subsidiary.

Patents and Trademarks

We do not own, either legally or beneficially, any patents or trademarks.

Employees

We have no employees as of the date of this prospectus other than Mr. Murray Fleming, our secretary/treasurer and sole director and Mr. Brian Lavery, our president, both of whom devote only part time to our business.

PLAN OF OPERATIONS

Our plan of operations for the twelve months following the date of this prospectus is to complete items Number 1 and 2 in our Stages of Development described above and to raise additional capital.

Results of Operations for the Period from Inception through March 31, 2007

We have earned no revenues from operations from the time of our incorporation on February 7, 2006 to March 31, 2007. We do not anticipate earning any revenues from operations until we establish a wind or hydro project on a property, secure a power purchase agreement and erect turbines on the land or water, of which there is no guarantee.

We incurred operating expenses in the amount of $27,227 for the period from our inception on February 7, 2006 to March 31, 2007. These operating expenses were comprised of professional fees, including legal and accounting fees, and administrative expenses.

We have not attained profitable operations and are dependent upon obtaining financing to complete our business plan.

Liquidity and Capital Resources.

As shown in the accompanying financial statements, Nacel generated a loss of $27,429 for the year ended March 31, 2007 and has an accumulated deficit of $28,221 and negative working capital of $26,873 as of March 31, 2007. These conditions raise substantial doubt as to Nacel’s ability to continue as a going concern. Over the next 12 months, we anticipate spending $25,000 on administrative costs, including professional fees and general business expenses, including costs related to complying with our filing obligations as a reporting company.

As our operations become more complex, it is anticipated that these costs will increase. We intend to cover these costs from current cash on hand.

Our cash on hand, $20,258 as of March 31, 2007, is sufficient to cover only a portion of our expenses. We will require additional funding of $120,000 to implement this Plan of Operations during the next 12 months and at least $2,000,000 additional funding to implement our full business plan.

Until such financing is arranged, we will rely on director loans in order to cover our costs of operations. Our sole director, Mr. Fleming has indicated that he is prepared to loan funds to us, but there are no formal arrangements in this regard. He is not legally obligated to loan funds to us. There is no guarantee that we will receive such loans.

DESCRIPTION OF PROPERTY

Our principal offices are located at 627 Sterling Drive, Cheyenne, Wyoming 82009 in space provided by Mr. Fleming at no cost to us.

We do not intend to renovate, improve, or develop properties. We are not subject to competitive conditions for property and currently have no property in insure. We have no policy with respect to investments in real estate or interests in real estate and no policy with respect to investments in real estate mortgages. Further, we have no policy with respect to investments in securities of or interests in persons primarily engaged in real estate activities.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have had the following transactions with our officers and director:

•	The initial issuance of 500,000 shares of stock to Mr. Murray Fleming and 50,000 shares of stock to Mr. Brian Lavery upon formation valued at par value of $.001 per share for contributed services

•
An agreement with Mr. Fleming with respect to an unsecured, no-interest $250,000 line of credit facility repayable at an unspecified future date. Interest is being imputed at Prime plus 2% for a total of $1,025 of interest expense in the year ended March 31, 2007. $197,551 was available for borrowing as of March 31, 2007.

Except for the foregoing, none of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

•	Any of our directors or officers;
•	Any person proposed as a nominee for election as a director;
•	Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock;
•	Our promoters, Murray Fleming and Brian Lavery; or
•	Any member of the immediate family of any of the foregoing persons.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

There is no established public trading market for our securities and a regular trading market may not develop, or if developed, may not be sustained. A shareholder in all likelihood, therefore, will not be able to resell his or her securities should he or she desire to do so when eligible for public resales. Furthermore, it is unlikely that a lending institution will accept our securities as pledged collateral for loans unless a regular trading market develops. We have no plans, proposals, arrangements, or understandings with any person with regard to the development of a trading market in any of our securities.

Warrant

We currently have an outstanding warrant to acquire an aggregate of 120,000 shares of our common stock, at a price of $.50 per share for a 36 month period expiring September 1, 2010.

Penny Stock Considerations

Our shares will be "penny stocks" as that term is generally defined in the Securities Exchange Act of 1934 to mean equity securities with a price of less than $5.00. Our shares thus will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock.

Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer or accredited investor must make a special suitability determination regarding the purchaser and must receive the purchaser's written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt. Generally, an individual with a net worth in excess of $1,000,000, or annual income exceeding $200,000 individually or $300,000 together with his or her spouse, is considered an accredited investor. In addition, under the penny stock regulations the broker-dealer is required to:

•
Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;

•	Disclose commissions payable to the broker-dealer and our registered representatives and current bid and offer quotations for the securities;

•
Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer's account, the account's value and information regarding the limited market in penny stocks; and

•
Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction, prior to conducting any penny stock transaction in the customer's account.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling shareholders or other holders to sell their shares in the secondary market and have the effect of reducing the level of trading activity in the secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities, if our securities become publicly traded. In addition, the liquidity for our securities may be decreased, with a corresponding decrease in the price of our securities. Our shares in all probability will be subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.

OTC Bulletin Board Qualification for Quotation

To have our shares of common stock on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. We have engaged in preliminary discussions with an NASD Market Maker to file our application on Form 211 with the NASD, but as of the date of this prospectus, no filing has been made. Based upon our counsel's prior experience, we anticipate that after this registration statement is declared effective, it will take approximately 2 - 8 weeks for the NASD to issue a trading symbol.

Sales of our common stock under Rule 144.

Once this registration statement is effective, the shares of our common stock being offered by our selling shareholders will be freely tradable without restrictions under the Securities Act of 1933, except for any shares held by our "affiliates," which will be restricted by the resale limitations of Rule 144 under the Securities Act of 1933.

All of 550,000 shares of our common stock held by affiliates are restricted securities under Rule 144 of the Securities Act of 1933. None of our shares held by affiliates are currently eligible for resale until 90 days after the effective date of this registration statement. In general, persons holding restricted securities, including affiliates, must hold their shares for a period of at least one year, may not sell more than one percent of the total issued and outstanding shares in any 90-day period, and must resell the shares in an unsolicited brokerage transaction at the market price. These restrictions do not apply to resales under Rule 144(k). The availability for sale of substantial amounts of common stock under Rule 144 could reduce prevailing market prices for our securities.

Holders

As of the date of this registration statement, we had two shareholders of record of our common stock.

Dividends

It is the current intention of the Board of Directors to initiate cash dividend payments to shareholders in our fiscal year 2008-9. These dividends will be paid from our cash resources from which we can pay dividends as permitted by Wyoming law. If we do not generate operating cash flow and operate at a profit, including for reasons set forth in “Risk Factors,” we will have no cash resources with which to pay these dividends and consequently these dividends may be a return of capital.

Reports to Shareholders

As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934 and will file periodic reports, proxy statements, and other information with the Securities and Exchange Commission through December 31, 2007, assuming this registration statement is declared effective before that date. By filing a Form 8-A, we will continue as a mandatory reporting company and will be subject to the proxy statement or other information requirements of the 1934 Act.

Where You Can Find Additional Information

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 statement. For further information about us and the shares of common stock to be sold in the offering, please refer to the registration statement and the exhibits and schedules thereto. The registration statement and exhibits may be inspected, without charge, and copies may be obtained at prescribed rates, at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The registration statement and other information filed with the SEC are also available at the web site maintained by the SEC at http://www.sec.gov.

EXECUTIVE COMPENSATION

Management Compensation

Our management has received no compensation since inception and we have no agreements in place to pay any compensation to management, although we may enter into such agreements in the future.

Board Compensation

Members of our Board of Directors do not receive compensation for their services as Directors.

FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Nacel Energy Corporation
(formerly Zephyr Energy Corporation)
(A Development Stage Company)
Cheyenne, Wyoming

We have audited the accompanying consolidated balance sheet of Nacel Energy Corporation as of March 31, 2007 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended March 31, 2007 and the periods from February 7, 2006 (inception) through March 31, 2006 and March 31, 2007. These financial statements are the responsibility of Nacel's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Nacel Energy Corporation as of March 31, 2007 and the results of operations and cash flows for the periods described, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that Nacel will continue as a going concern. As discussed in Note 2 to the financial statements, Nacel is a development stage company which experienced losses since inception with no revenues. As discussed in Note 2, those conditions, among others, raise substantial doubt about Nacel's ability to continue as a going concern. Management's plans regarding these matters are also described in Note 2. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Malone & Bailey, PC
Houston, Texas
www.malone-bailey.com

April 26, 2007

NACEL ENERGY CORPORATION
(formerly Zephyr Energy Corporation)
(A Development Stage Company)
Consolidated Balance Sheet
As of March 31, 2007

ASSETS
Current Assets
Cash	$20,258
Marketable securities	5,318
TOTAL ASSETS	$25,576

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Shareholder Line of Credit	$52,449

Stockholders’ Deficit
Common Stock, $.001 par value, 5,000,000 shares authorized; 550,000 shares issued and outstanding	550
Additional paid in capital	1,025
Deficit accumulated during the development stage	(28,221)
Accumulated other comprehensive loss: unrealized loss on marketable securities	(227)
Total Stockholders’ Deficit	(26,873)
TOTAL LIABILITIES AND EQUITY	$25,576

See accompanying summary of accounting policies and notes to consolidated financial statements

NACEL ENERGY CORPORATION
(formerly Zephyr Energy Corporation)
(A Development Stage Company)
Consolidated Statements of Expenses
Year Ended March 31, 2007 and For The Period
From February 7, 2006 (Inception) Through March 31, 2006 and March 31, 2007

		February 7,	February 7,
		2006	2006
		(Inception)	(Inception)
		Through	Through
	March 31,	March 31,	March 31,
	2007	2006	2007

General and Administrative Expenses	$26,435	$792	$27,227

Other Income (Expenses)
Interest expense	(1,025)	—	(1,025)
Other income	31	—	31
Total Other Income (Expense)	(994)	—	(994)

Net Loss	$27,429	$792	$28,221

Basic and diluted net loss per share	$(0.05)	$(0.00)

Basic and diluted weighted average common shares outstanding	550,000	550,000

See accompanying summary of accounting policies and notes to consolidated financial statements

NACEL ENERGY CORPORATION
(formerly Zephyr Energy Corporation)
(A Development Stage Company)
Consolidated Statements of Stockholders’ Deficit and Comprehensive Income (Loss)
For The Period From February 7, 2006 (Inception) Through March 31, 2007

			Additional		Other	Total
	Common Stock		Paid-in	Accumulated	Comprehensive	Stockholders’
	Shares	Par	Capital	Deficit	Loss	Deficit

Balance at February 7, 2006 (Inception)	—	$—	$—	$—	$—	$—
Founders shares issued for reimbursement of expenses	550,000	550				550
Net loss				(792)		(792)
Balance, March 31, 2006	550,000	550	—	(792)	—	(242)

Imputed interest		—	1,025			1,025
Unrealized loss on marketable securities					(227)	(265)
Net loss				(27,429)		(27,429)
Balance, March 31,2007	550,000	$550	$1,025	$(28,221)	$(227)	$(26,873)

See accompanying summary of accounting policies and notes to consolidated financial statements

NACEL ENERGY CORPORATION
(formerly Zephyr Energy Corporation)
(A Development Stage Company)
Consolidated Statements of Cash Flows
Year Ended March 31, 2007 and The Period
From February 7, 2006 (Inception) Through March 31, 2006 and March 31, 2007

		February 7,	February 7,
		2006	2006
		(Inception)	(Inception)
		Through	Through
		March 31,	March 31,
	2007	2006	2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(27,429)	$(792)	$(28,221)
Adjustments to reconcile net loss to cash used in operating activities:
Stock for services	—	550	550
Imputed interest	1,025	—	1,025
Cash flows used in operating activities	(26,404)	(242)	(26,646)

CASH FLOWS FROM INVESTING ACTIVITIES
Cash paid for purchase of marketable securities	(5,545)	—	(5,545)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from line of credit	52,207	242	52,449

Net increase in cash	20,258	—	20,258
Cash, beginning of period	—	—	—
Cash, end of period	$20,258	$—	$20,258-

SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid	$—	$—	$—
Income taxes paid	$—	$—	$—

See accompanying summary of accounting policies and notes to consolidated financial statements

NACEL ENERGY CORPORATION
(formerly Zephyr Energy Corporation)
(A Development Stage Company)
Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of organization & business.

i) Organization

We were incorporated in the State of Wyoming on February 7, 2006. On March 13th, 2006 we applied and subsequently received the approval of the Wyoming Secretary of State on March 31st, 2006, to amend Article 5 of our Articles of Incorporation to authorize the issuance of an unlimited number of common and preferred shares without further application to the State as provided for under Wyoming law. Currently, our Board of Directors has authorized a total of 5 million common shares, of which 550,000 are outstanding, and no preferred shares. We changed our name to Nacel Energy Corporation (“Nacel”) from Zephyr Energy Corporation on April 3rd, 2007.

ii) Business

We intend to become a wind and hydro electric energy generation company. We intend to identify and evaluate the economic feasibility and resource potential of wind and hydro properties, predominantly in the States of Montana, Wyoming, Colorado, New Mexico, Texas, and in Canada, for the purposes of developing commercial scale wind and hydro turbine projects. We intend to participate in these projects with development partners and receive revenue from the sale of electric energy through our working interests in the partnerships.

Since our inception, we have been primarily engaged in business planning activities, including researching wind and hydro energy technologies, developing our economic models and financial forecasts, performing due-diligence regarding potential development partners, investigating wind and hydro electric energy properties and project opportunities and raising capital.

Basis of presentation.

The consolidated financial statements include the accounts of Nacel and its wholly-owned subsidiary, 0758817 BC LTD. Significant inter-company accounts and transactions have been eliminated.

Use of Estimates.

In preparing financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheet and revenue and expenses in the statement of expenses. Actual results could differ from those estimates.

Cash and Cash Equivalents.

For purposes of the statement of cash flows, Nacel considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Marketable Securities.

Investments include marketable equity securities available for sale at their fair value. For the available for sale securities, any unrealized holding gains and losses are excluded from operating results and are recognized as other comprehensive income (loss). The fair values of the securities at period-end are determined based on prevailing market prices. During the year management may estimate the fair value of securities not regularly traded.

Details of Nacel's marketable equity securities available for sale as of March 31, 2007 are as follows:

Aggregate fair value	$5,318
Gross unrealized holding gains	130
Gross unrealized holding losses	(357)

Revenue Recognition.

Nacel has had no revenue since inception.

Income taxes.

Nacel recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered. Nacel provides a valuation allowance for deferred tax assets for which it does not consider realization of such assets to be more likely than not.

Basic and diluted net loss per share.

Basic net loss per common share is computed by dividing the net loss by the weighted average number of common shares outstanding. Diluted net loss per common share is computed by dividing the net loss adjusted on an "as if converted" basis, by the weighted average number of common shares outstanding plus potential dilutive securities. For fiscal 2007 and 2006 there were no common stock equivalents therefore basic and diluted net loss per share are the same.

Stock Compensation.

Nacel follows Financial Accounting Standard No. 123R, “Share-Based Payment” as interpreted by SEC Staff Accounting Bulletin No. 107 for financial accounting and reporting standards for stock-based employee compensation plans. It defines a fair value based method of accounting for an employee stock option or similar equity instrument. There were no options or warrant granted since inception through March 31, 2007.

Recently issued accounting pronouncements.

Nacel does not expect the adoption of recently issued accounting pronouncements to have a significant impact on Nacel’s results of operations, financial position or cash flow.

NOTE 2 - GOING CONCERN

As shown in the accompanying financial statements, Nacel generated a loss of $27,429 for the year ended March 31, 2007 and has an accumulated deficit of $28,221 and negative working capital of $26,873 as of March 31, 2007. These conditions raise substantial doubt as to Nacel’s ability to continue as a going concern. Management is trying to raise additional capital through sales of common stock and loans. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 3 - SHAREHOLDER LINE OF CREDIT

Nacel entered into an agreement with a shareholder with respect to an unsecured, no-interest $250,000 line of credit facility repayable at an unspecified future date. Interest is being imputed at Prime plus 2% for a total of $1,025 of interest expense in the year ended March 31, 2007. $197,551 was available for borrowing as of March 31, 2007.

NOTE 4 - COMMITMENTS

Nacel’s principal office is located in the offices of Nacel’s Treasurer, Secretary and Director pursuant to a verbal agreement on a rent-free month to month basis.

NOTE 5 - INCOME TAXES

Nacel uses the liability method, where deferred tax assets and liabilities are determined based on the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial and income tax reporting purposes.

Nacel incurred net losses since inception and therefore has no tax liability. The net deferred tax asset generated by the loss carry-forward has been fully reserved. The cumulative net operating loss carry-forward is approximately $26,608 at March 31, 2007 and will expire in the years 2026 through 2027.

At March 31st, 2007 deferred tax assets consisted of the following:

Deferred tax assets
Net operating losses	$3,991
Less: valuation allowance	(3,991)
Net deferred tax asset	$0

NOTE 6 - EQUITY TRANSACTIONS

At inception, Nacel issued 550,000 shares of Common Stock at par value to two founders for reimbursement of $550 of Nacel’s expenses paid by the two founders.

NOTE 7 - SUBSEQUENT EVENT

In April, Nacel sold one warrant for 120,000 shares of common stock with an exercise price of $.50 per share for $12 cash. The warrants expire in September 2010 and vest immediately.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

The information in this prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS, SUBJECT TO COMPLETION

DATED ***, 2007

NACEL ENERGY CORPORATION

We are offering up to 400,000 in a direct public offering, without any involvement of underwriters or broker-dealers. There is no minimum offering. The offering price is $0.10 per share. In the event the shares are not sold within 270 days, at our sole discretion, we may extend the offering for an additional 90 days. There are no arrangements to place the funds we raise in an escrow, trust or similar account.

In addition to our direct offering, we are registering 120,000 shares underlying an outstanding Warrant to be sold by a selling shareholder.

Our common stock is not now listed on any national securities exchange, the NASDAQ stock market or the OTC Bulletin Board.

Dealer Prospectus Delivery Obligation

Until _________ (90 days from the date of this prospectus) all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II-INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Nacel Energy has adopted provisions in its articles of incorporation and bylaws that limit the liability of its directors and provide for indemnification of its directors and officers to the full extent permitted under the Wyoming General Business Act. Under Nacel Energy 's articles of incorporation, and as permitted under the Wyoming General Business Act, directors are not liable to Nacel Energy or its stockholders for monetary damages arising from a breach of their fiduciary duty of care as directors. Such provisions do not, however, relieve liability for breach of a director's duty of loyalty to Nacel Energy or its stockholders, liability for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, liability for transactions in which the director derived an improper personal benefit or liability for the payment of a dividend in violation of Wyoming law. Further, the provisions do not relieve a director's liability for violation of, or otherwise relieve Nacel Energy or its directors from the necessity of complying with, federal or state securities laws or affect the availability of equitable remedies such as injunctive relief or rescission.

Our By-laws provide that the Registrant shall indemnify its directors and officers to the fullest extent permitted by Wyoming law.

With regard to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table is an itemization of all expenses, without consideration to future contingencies, incurred or expected to be incurred by us in connection with the issuance and distribution of the securities being offered by this prospectus. Items marked with an asterisk (*) represent estimated expenses. We have agreed to pay all the costs and expenses of this offering. Selling security holders will pay no offering expenses.

ITEM	AMOUNT

SEC Registration Fee*	$3
Legal Fees and Expenses	25,000
Accounting Fees and Expenses*	25,000
Miscellaneous*	25,000
Total*	$75,003

*	Estimated Figure

RECENT SALES OF UNREGISTERED SECURITIES

On February 7, 2006, our inception, there was an initial issuance of 500,000 shares of stock to Mr. Murray Fleming and 50,000 shares of stock to Mr. Brian Lavery valued at our par value of $.001 per share for contributed services

On April 16th 2007, we issued a warrant to purchase 120,000 shares of our common stock at $0.50 per share, such warrant exerciseable until September 1st 2010.

We relied upon Section 4(2) of the Securities Act of 1933, as amended for the above issuances. We believed that Section 4(2) was available because:

o	None of these issuances involved underwriters, underwriting discounts or commissions;
o	We placed restrictive legends on all certificates issued;
o	No sales were made by general solicitation or advertising;
o
The distributions were made only to investors who were accredited or sophisticated enough to evaluate the risks of the investment, based upon the fact that all investors were known to us and had a prior relationship with us and based upon information provided in subscription agreements.

In connection with the above transactions, although some of the investors were accredited, we provided the following to all investors:

o	Access to all our books and records.
o	Access to all material contracts and documents relating to our operations.
o	The opportunity to obtain any additional information, to the extent we possessed such information, necessary to verify the accuracy of the information to which the investors were given access.

Prospective investors were invited to review at our offices at any reasonable hour, after reasonable advance notice, any materials available to us concerning our business. Prospective Investors were also invited to visit our offices.

EXHIBITS

Item 3

1.	Articles of Incorporation
2.	Amended Articles of Incorporation
3.	Bylaws
4.	Articles of Incorporation of 0758817 B.C. LTD.
5.	Bylaws of 0758817 B.C. LTD.

Item 4

1.	Subscription Agreement
2.	Form of common stock Certificate

Item 5

Legal Opinion of Williams Law Group, P.A.

Item 21

Subsidiary - 0758817 B.C. LTD.

Item 23

1	Consent of Malone & Bailey, P.C. accountant
2	Consent of Williams Law Group, P.A. (included in Exhibit 5) *

All other Exhibits called for by Rule 601 of Regulation SB-2 or SK are not applicable to this filing.

UNDERTAKINGS

Information pertaining to our common stock is contained in our Articles of Incorporation and Bylaws. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes to:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (ss.230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) Include any additional or changed material information on the plan of distribution.

2. For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Each prospectus filed pursuant to Rule 424(b)(§230.424(b) of this chapter) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, in the City of Cheyenne, WY on May 8 , 2007.

Nacel Energy Corporation

Title	Name	Date	Signature
Principal Executive Officer	Brian Lavery	May 8 , 2007	/s/ Brian Lavery
Principal Financial Officer and -	Murray Fleming	May 8 , 2007	/s/ Murray Fleming
Principal Accounting Officer	Murray Fleming	May8 , 2007	/s/ Murray Fleming

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Title	Name	Date	Signature
Director	Murray Fleming	May 8 , 2007	/s/ Murray Fleming